Exhibit 4.4

Amended and Restated
KKR & Co. Inc.
2010 Equity Incentive Plan

1.	Purpose of the Plan

This Amended and Restated KKR & Co. Inc. 2010 Equity Incentive Plan (the “Plan”) is designed to promote the long term financial interests and growth of KKR & Co. Inc., a Delaware corporation (the “Corporation”), and its Affiliates by (i) attracting and retaining directors, officers, employees, consultants or other service providers of the Corporation or any of its Affiliates and (ii) aligning the interests of such individuals with those of the Corporation and its Affiliates by providing them with equity-based awards based on shares of Class A Common Stock, $0.01 par value per share, of the Corporation (the “Class A Common Stock”).

The Plan was originally adopted as the KKR & Co. L.P. 2010 Equity Incentive Plan (the “Original Plan”) and was amended and restated in accordance with Section 9 of the Original Plan on July 1, 2018 to reflect changes relating to the conversion of KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), into the Corporation (the “Conversion”), including to reflect that the Awards granted under the Plan shall relate to Class A Common Stock rather than common units representing limited partner interests in the Partnership (the “Common Units”), such amendment and restatement effective as of the effectiveness of the Conversion (the “Conversion Time”). Awards granted under the Original Plan shall remain outstanding under the Plan, with adjustments made to such Awards, pursuant to Section 9 of the Original Plan and effective as of the Conversion Time, such that references thereunder to (i) Common Units shall instead refer to Class A Common Stock, (ii) the Partnership shall instead refer to the Corporation, and (iii) to any other defined term that was defined in an applicable Award by reference to Section 2 of the Original Plan shall instead refer to the defined terms set forth in Section 2 hereof.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)          Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)          Administrator: The Board, or the committee or subcommittee thereof, or other employee or group of employees, to whom authority to administer the Plan has been delegated by the Board.

(c)          Affiliate:  With respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common control with such specified Person. As used herein, the term “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(d)          Award:  Individually or collectively, any Option, Stock Appreciation Right, or Other Stock-Based Awards based on or relating to the Class A Common Stock issuable under the Plan.

(e)          Board:  The board of directors of the Corporation.

(f)          Change in Control:  Except as otherwise set forth in any applicable Award agreement, (i) the occurrence of any Person, other than KKR Management LLC or a Person approved by KKR Management LLC, becoming the Class B Stockholder (as defined in the Certificate of Incorporation of the Corporation), (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or more series of related transactions of all or substantially all of the combined assets of the Group Partnerships taken as a whole to any Person other than a Permitted Person, (iii) the consummation of any transaction or a series of related transactions (including any merger or consolidation) that results in any Person (other than a Permitted Person) becoming the beneficial owner of a majority of the controlling interests in any one or more Group Partnerships that together hold all or substantially all of the combined assets of the Group Partnerships taken as a whole, or (iv) the occurrence of any other event as determined by the Board to constitute a Change in Control. Solely for the purpose of this definition, the term “person” shall have the meaning given to such term under Section 13(d)(3) of the Act or any successor provision thereto; and for purposes of the Plan, the term “beneficial owner” shall have the meaning given to such term under Rule 13d-3 promulgated under the Act or any successor provision thereto, and the combined assets of the Group Partnerships shall exclude the portion of any such assets that are allocable to holders of any non-controlling interests in any consolidated subsidiaries.

(g)          Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)          Effective Date:  July 15, 2010.

(i)          Employee Exchange Agreement:  That certain Second Amended and Restated Exchange Agreement, dated as of May 3, 2018, by and among KKR Management Holdings L.P., KKR Fund Holdings L.P., KKR International Holdings L.P., KKR Holdings L.P., KKR & Co. L.P., KKR Group Holdings L.P., KKR Subsidiary Partnership L.P., KKR Group Limited and KKR Group Holdings Corp.

(j)          Employment:  The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Corporation or any of its Affiliates, (ii) a Participant’s services as a consultant or partner, if the Participant is consultant to, or partner of, the Corporation or of any of its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(k)          Fair Market Value:  Of a share of Class A Common Stock on any given date means (i) the closing sale price per share of Class A Common Stock on the New York Stock Exchange or The NASDAQ Stock Market (a “U.S. Exchange”) on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if Class A Common Stock is not listed for trading on a U.S. Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to the Act on which the Class A Common Stock is listed, (iii) if Class A Common Stock is not so listed on a U.S. Exchange, the last quoted bid price for Class A Common Stock on that date in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or (iv) if Class A Common Stock is not so quoted by OTC Markets Group Inc. or a similar organization, the average of the mid-point of the last bid and ask prices for Class A Common Stock on that date from a nationally recognized independent investment banking firm selected by the Board for this purpose.

(l)          Group Partnerships:  KKR Management Holdings L.P., a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Island exempted limited partnership, and KKR International Holdings L.P., a Cayman Island exempted limited partnership, along with any partnership designated in the future as a “Group Partnership” by the Corporation.

(m)          Group Partnership Unit:  A “Group Partnership Unit” as defined in the Pre-Listing Plan.

(n)          KKR Group:  The Group Partnerships, the direct and indirect parents of the Group Partnerships (the “Parents”), any direct or indirect subsidiaries of the Parents or the Group Partnerships, the general partner or similar controlling entities of any investment fund or vehicle that is managed, advised or sponsored by the KKR Group (the “Funds”) and any other entity through which any of the foregoing directly or indirectly conducts its business, but shall exclude any company over which a Fund exercises a significant degree of control as an investor.

(o)          Option:  An option to purchase Class A Common Stock granted pursuant to Section 6 of the Plan.

(p)          Option Price:  The purchase price per share of Class A Common Stock of an Option, as determined pursuant to Section 6(a) of the Plan.

(q)          Other Stock-Based Awards:  Awards granted pursuant to Section 8 of the Plan.

(r)          Participant:  A director, officer, employee, consultant or other service provider of the Corporation or of any of its Affiliates who is selected by the Administrator to participate in the Plan.

(s)          Permitted Person:  The term “Permitted Person” means (i) an individual who (a) is an executive of the KKR Group, (b) devotes substantially all of his or her business and professional time to the activities of the KKR Group and (c) did not become an executive of the KKR Group or begin devoting substantially all of his or her business and professional time to the activities of the KKR Group in contemplation of a Change in Control or (ii) any Person in which any one or more such individuals directly or indirectly holds a majority of the controlling interests.

(t)          Person:  Any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

(u)          Pre-Listing Award:  Any equity-based award (whether an option, unit appreciation right, restricted equity unit, phantom equity unit, or other equity-based award based in whole or in part on the fair market value of any equity unit or otherwise) granted pursuant to the Pre-Listing Plan.

(v)          Pre-Listing Plan:  KKR Management Holdings L.P. 2009 Equity Incentive Plan.

(w)          Stock Appreciation Right:  A stock appreciation right granted pursuant to Section 7 of the Plan.

3.	Class A Common Stock Subject to the Plan

Subject to Section 9 hereof, the total number of shares of Class A Common Stock which shall be available for issuance under the Plan shall be equal to the total number of Common Units available under the Original Plan immediately prior to the Conversion Time (the “Original Plan Amount”), of which all or any portion may be issued as Class A Common Stock.  Notwithstanding the foregoing, beginning with the first fiscal year of the Corporation commencing after the Conversion Time and continuing with each subsequent fiscal year of the Corporation occurring thereafter, the aggregate number of shares of Class A Common Stock covered by the Plan will be increased, on the first day of each fiscal year of the Corporation occurring during the term of the Plan and commencing after the Conversion Time, by a number of shares of Class A Common Stock equal to the positive difference, if any, of (x) 15% of the aggregate number of shares of Class A Common Stock (determined on a fully converted and diluted basis) outstanding on the last day of the immediately preceding fiscal year of the Corporation minus (y) the Original Plan Amount, as such amount may have been increased by this sentence in any prior fiscal year, unless the Administrator should decide to increase the number of shares of Class A Common Stock covered by the Plan by a lesser amount on any such date.  The issuance of shares of Class A Common Stock or the payment of cash upon the exercise of an Award or any Pre-Listing Award or in consideration of the settlement, cancellation or termination of an Award or any Pre-Listing Award shall reduce the total number of shares of Class A Common Stock covered by and available for issuance under the Plan, as applicable (with any Awards or Pre-Listing Awards settled in cash reducing the total number of shares of Class A Common Stock by the number of shares of Class A Common Stock determined by dividing the cash amount to be paid thereunder by the Fair Market Value of one share of Class A Common Stock on the date of payment), and the issuance of Group Partnership Units in consideration of the settlement, cancellation or termination of any Pre-Listing Award shall reduce the total number of shares of Class A Common Stock covered by and available for issuance under the Plan by a number of shares of Class A Common Stock equal to the number of Group Partnership Units so issued multiplied by the Exchange Rate (as defined in the Employee Exchange Agreement).  Shares of Class A Common Stock which are subject to Awards which are cancelled, forfeited, terminated or otherwise expired by their terms without the payment of consideration, and shares of Class A Common Stock which are used to pay the exercise price of any Award, may be granted again subject to Awards under the Plan. For the avoidance of doubt, shares of Class A Common Stock which are subject to Awards other than Options or Stock Appreciation Rights which are withheld to pay tax withholding obligations will be deemed not to have been delivered and will be available for further Awards under the Plan.

For purposes of this Section 3, the number of shares of Class A Common Stock that, as of a particular date, will be considered to be “covered by” the Plan will be equal to the sum of (i) the number of shares of Class A Common Stock available for issuance pursuant to the Plan but which are not subject to an outstanding Award or Pre-Listing Award as of such date, (ii) the number of shares of Class A Common Stock subject to outstanding Awards or Pre-Listing Awards as of such date and (iii) the number of Group Partnership Units subject to outstanding Pre-Listing Awards as of such date multiplied by the Exchange Rate (as defined in the Employee Exchange Agreement) as in effect on such date.  For purposes of this Section 3, (A) an Option or Stock Appreciation Right that has been granted under the Plan or the Pre-Listing Plan will be considered to be an “outstanding” Award or Pre-Listing Award, as applicable, until it is exercised or cancelled, forfeited, terminated or otherwise expires by its terms, (B) a share of Class A Common Stock that has been granted as an Award under the Plan that is subject to vesting conditions will be considered an “outstanding” Award until the vesting conditions have been satisfied or the Award otherwise terminates or expires unvested by its terms, (C) a Group Partnership Unit that has been granted as a Pre-Listing Award under the Pre-Listing Plan that is subject to vesting conditions will be considered an “outstanding” Pre-Listing Award until the vesting conditions have been satisfied or the Pre-Listing Award otherwise terminates or expires unvested by its terms and (D) any Award or Pre-Listing Award other than an Option, Stock Appreciation Right, share of Class A Common Stock or Group Partnership Unit that is subject to vesting conditions will be considered to be an “outstanding” Award or Pre-Listing Award, as applicable, until it has been settled.

4.	Administration

(a)          Administration and Delegation.  The Plan shall be administered by the Administrator.  The Administrator may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Corporation or of any Affiliate of the Corporation; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time.  The Administrator may delegate the day-to-day administration of the Plan to any employee or group of employees of the Corporation or any of its Affiliates or a nationally recognized third-party stock plan administrator.

(b)          Substitution of Prior Awards.  Awards may, in the discretion of the Administrator, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Corporation, any Affiliate of the Corporation or any entity acquired by the Corporation or with which the Corporation combines.  The number of shares of Class A Common Stock underlying such substitute awards shall be counted against the aggregate number of shares of Class A Common Stock available for Awards under the Plan.

(c)          Interpretation; Corrections; Final and Binding Decisions.  The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or Award agreement in the manner and to the extent the Administrator deems necessary or desirable, without the consent of any Participant.  Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries and successors).

(d)          Establishment of Award Terms.  The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(e)          Payment of Taxes Due.  The Administrator shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award.  To the extent that such withholding arises in connection with the settlement of an Award with Class A Common Stock, the Administrator may, in its sole discretion, cause such payments to be funded by reducing the Class A Common Stock delivered upon settlement by an amount of Class A Common Stock having a Fair Market Value equal to the amount of payments that would then be due (and if an Award is settled in cash, the Administrator may withhold cash in respect to such taxes due). The Administrator shall establish the manner in which any such tax obligation may be satisfied by the Participant.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be non‑qualified options for federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Administrator shall determine:

(a)          Option Price.  The Option Price per share of Class A Common Stock shall be determined by the Administrator, provided that, solely for the purposes of an Option granted under the Plan to a Participant who is a U.S. taxpayer, in no event will the Option Price be less than 100% of the Fair Market Value on the date an Option is granted.

(b)          Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Administrator, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)          Exercise of Options.

(i)          Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the shares of Class A Common Stock for which it is then exercisable.  For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Corporation and, if applicable, the date payment is received by the Corporation pursuant to clauses (A), (B), (C) or (D) in the following sentence.

(ii)          The Option Price for share of the Class A Common Stock as to which an Option is exercised shall be paid to the Corporation, and in the manner designated by the Administrator, pursuant to one or more of the following methods: (A) in cash or its equivalent (e.g., by personal check); (B) in Class A Common Stock having a Fair Market Value equal to the aggregate Option Price for the shares of Class A Common Stock being purchased and satisfying such other requirements as may be imposed by the Administrator; provided that such Class A Common Stock have been held by the Participant for such period as may be established from time to time by the Administrator in order to avoid adverse accounting treatment applying generally accepted accounting principles; (C) partly in cash and partly in such Class A Common Stock; (D) if there is a public market for the Class A Common Stock at such time, through the delivery of irrevocable instructions to a broker to sell Class A Common Stock obtained upon the exercise of the Option and to deliver promptly to the Corporation an amount out of the proceeds of such sale equal to the aggregate Option Price for the Class A Common Stock being purchased, or (E) to the extent permitted by the Administrator, through net settlement in Class A Common Stock.

(iii)          To the extent compliant with applicable laws, no Participant shall have any rights to distributions or other rights of a holder with respect to Class A Common Stock subject to an Option until the Participant has given written notice of exercise of the Option, paid in full the Option Price for such Class A Common Stock and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.

(d)          Attestation.  Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Class A Common Stock, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Class A Common Stock, in which case the Corporation shall treat the Option as exercised without further payment and/or shall withhold such number of shares of Class A Common Stock from the Class A Common Stock acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)          Grants.  The Administrator may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof.  A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of shares of Class A Common Stock covered by an Option (or such lesser number of shares of Class A Common Stock as the Administrator may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)          Exercise Price.  The exercise price per share of Class A Common Stock of a Stock Appreciation Right shall be an amount determined by the Administrator; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option; provided, further that, solely for the purposes of a Stock Appreciation Right granted under the Plan to a Participant who is a U.S. taxpayer, in the case of a Stock Appreciation Right that was not granted in conjunction with an Option, the exercise price per Stock Appreciation Right shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)          Terms of Grant:  Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one share of Class A Common Stock over (B) the exercise price per share of Class A Common Stock, times (ii) the number of shares of Class A Common Stock covered by the Stock Appreciation Right.  Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Corporation the unexercised Option, or any portion thereof, and to receive from the Corporation in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one share of Class A Common Stock over (B) the Option Price per share of Class A Common Stock, times (ii) the number of shares of Class A Common Stock covered by the Option, or portion thereof, which is surrendered.  Payment shall be made in Class A Common Stock or in cash, or partly in Class A Common Stock and partly in cash (any such Class A Common Stock valued at such Fair Market Value), all as shall be determined by the Administrator.

(d)          Exercisability:  Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Corporation of written notice of exercise stating the number of shares of Class A Common Stock with respect to which the Stock Appreciation Right is being exercised.  The date a notice of exercise is received by the Corporation shall be the exercise date.  The Administrator, in its sole discretion, may determine that no fractional Class A Common Stock will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for the fractional Class A Common Stock and the number of shares of Class A Common Stock to be delivered will be rounded downward to the next whole share of Class A Common Stock.

(e)          Limitations.  The Administrator may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8.	Other Stock-Based Awards

The Administrator, in its sole discretion, may grant or sell Awards of Class A Common Stock, restricted Class A Common Stock, deferred restricted Class A Common Stock, phantom restricted Class A Common Stock or other Class A Common Stock-based awards based in whole or in part on the Fair Market Value of the Class A Common Stock (“Other Stock-Based Awards”).  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Administrator shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares of Class A Common Stock (or the equivalent cash value of such Class A Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Administrator shall determine to whom and when Other Stock-Based Awards will be made, the number of shares of Class A Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Class A Common Stock, or other assets or a combination of cash, Class A Common Stock and other assets; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Class A Common Stock so awarded and issued shall be fully paid and non-assessable).

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)          Equity Restructurings. In the event of any extraordinary Class A Common Stock distribution or split, recapitalization, rights offering, split-up or spin-off or any other event that constitutes an “equity restructuring” (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718) with respect to the Class A Common Stock, the Administrator shall, in the manner determined appropriate or desirable by the Administrator and without liability to any person, adjust any or all of (i) the number of shares of Class A Common Stock or other securities of the Corporation (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, and (ii) the terms of outstanding Awards, including, but not limited to (A) the number of shares of Class A Common Stock or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Option Price or exercise price of any Option or Stock Appreciation Right and (C) any performance targets or other applicable terms.

(b)          Mergers, Reorganizations and Other Corporate Transactions. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of Class A Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase Class A Common Stock or other securities of the Corporation, or other similar corporate transaction or event that affects the Class A Common Stock such that an adjustment is determined by the Administrator in its discretion to be appropriate or desirable, the Administrator in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable as to (i) the number of shares of Class A Common Stock or other securities of the Corporation (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, and (ii) the terms of any outstanding Award, including (A) the number of shares of Class A Common Stock or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Option Price or exercise price of any Option or Stock Appreciation Right and (C) any performance targets or other applicable terms.

(c)          Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Administrator in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Administrator may (subject to Sections 16 and 18), but shall not be obligated to: (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award; (B) cancel such Awards for fair value (as determined in the sole discretion of the Administrator) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Class A Common Stock subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Class A Common Stock subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights; (C) provide that any Options or Stock Appreciation Right having an exercise price per share of Class A Common Stock that is greater than the per share value of the consideration to be paid in the Change in Control transaction to a holder of a share of Class A Common Stock shall be cancelled without payment of any consideration therefor; (D) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion; or (E) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Corporation or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Corporation’s or Affiliate’s right to terminate the Employment of such Participant.  No Participant or other Person shall have any claim to be granted any Award (including as a result of recurring prior Award), and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  No Award shall constitute compensation for purposes of determining any benefits under any benefit plan.  The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined or approved by the Administrator, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.  Any transfer or assignment in violation of the prior sentence shall be null and void.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan or any outstanding Award, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Administrator may without the Participant’s consent (a) amend the Plan or any outstanding Award in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Corporation or to Participants as provided in Section 14 and Section 18 below), and (b) amend any outstanding Awards in a manner that is not adverse (other than in a de minimis manner) to a Participant, except as otherwise may be permitted pursuant to Section 9 hereof or as is otherwise contemplated pursuant to the terms of the Award, without the Participant’s consent.

14.	International Participants

With respect to Participants who reside or work outside the United States of America, the Administrator may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Corporation or an Affiliate.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the law of the State of New York without giving effect to any otherwise governing principles of conflicts of law that would apply the laws of another jurisdiction.

16.	Other Laws; Restrictions on Transfer of Class A Common Stock

The Administrator may refuse to issue or transfer any Class A Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Class A Common Stock or such other consideration might violate any applicable law or regulation or entitle the Corporation to recover the same under Section 16(b) of the Act, as amended, and any payment tendered to the Corporation by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Corporation, and no such offer shall be outstanding, unless and until the Administrator in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the United States federal and any other applicable securities laws.

17.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

18.	Section 409A

To the extent applicable, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.   Notwithstanding other provisions of the Plan or any Award agreements issued thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant.  In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, consistent with the provisions of Section 13(a) above, the Corporation may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Plan and Award agreement from the requirements of Section 409A of the Code and related Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date including, without limitation, (a) adopting such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) taking such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of Employment.  The Corporation shall use commercially reasonable efforts to implement the provisions of this Section 18 in good faith; provided that neither the Corporation, the Administrator nor any employee, director or representative of the Corporation or of any of its Affiliates shall have any liability to Participants with respect to this Section 18.